UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2008 (March 17, 2008)

VECTr SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52412
(Commission File Number)

20-2437159
(IRS Employer Identification No.)

252 N. Washington Street, Falls Church, VA 22046
(Address of principal executive offices and Zip Code)

800-661-7830
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02                      Termination of a Material Definitive Agreement

On March 17, 2008 EuroAvionics Navigationssysteme GmbH & Co. KG cancelled its distribution agreement with us.  There is no relationship between the registrant or its affiliates and any of the parties and EuroAvionics Navigationssysteme GmbH & Co. KG.

On December 15, 2006, we entered into a distribution agreement with EuroAvionics Navigationssysteme GmbH & Co. KG, a German company with a facility in Stuttgart, Germany. In this distribution agreement, EuroAvionics granted to our company the exclusive right to sell and service its EuroNav and EuroNav M line of products under our new VECTr brand in a territory comprising North America, Central America, South America (with the exception of Venezuela) and all Caribbean countries that are not colonies of a European country (except Cuba). Certain EuroAvionics accounts with customers in our exclusive territory are excluded from this agreement.

EuroAvionics Navigationssysteme GmbH & Co. KG had the right to terminate the contract if we could not demonstrate the financial capacity to perform under the terms of the agreement.  With recent departure of Herb Lustig, our former President and the volatility global capital markets, we could not adequately finance the ongoing operations and at this time have made the decision to shut the operations of the company down until such time as we can raise the necessary capital to continue operations.  There are no penalties for the termination of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTr Systems, Inc.

Date: April 7, 2008	By:	/s/Robert Knight
Robert Knight
President and Director